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                                                                    Exhibit 23.6

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this post effective amendment No. 1 on Form S-3 to the previously filed registration statement on Form S-4 of Iron Mountain Incorporated (formerly known as Pierce Leahy Corp.) filed on or about February 3, 2000 and to the incorporation by reference therein of our reports (a) dated February 23, 1998, with respect to the consolidated financial statements of Arcus Technology Services, Inc. for each of the two years in the period ended December 31, 1997 and the five-month period ended December 31, 1995 and the consolidated financial statements of Arcus, Inc. (Predecessor Company) for the seven-month period ended July 31, 1995, included in Iron Mountain Incorporated's (a Delaware corporation) Current Report on Form 8-K dated March 9, 1998 filed with the Securities and Exchange Commission, and (b) dated April 30, 1997 (except Note 15, as to which the date is September 26,
1997), with respect to the consolidated financial statements of Arcus Group, Inc. for each of the two years in the period ended December 31, 1996, included in Iron Mountain Incorporated's (a Delaware corporation) Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, both filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Dallas, Texas
January 28, 2000